SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 15, 2006 (August 10, 2006)

OMRIX BIOPHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51905 (Commission File No.)	52-2147005 (IRS Employer Identification No.)

630 Fifth Avenue, 22nd Floor, New York, NY (Address of principal executive offices)	10111 (Zip Code)
(212) 887-6500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 1.01 Entry into a Material Definitive Agreement
SIGNATURE

ITEM 1.01 Entry into a Material Definitive Agreement

On August 10, 2006, Omrix Biopharmaceuticals, Inc. (the “Company”), entered into a letter agreement (the “Letter Agreement”) with FFF Enterprises, Inc. (“FFF”) in connection with two agreements between FFF and the Company, the Supply and Distribution Agreement: Investigational Phase (the “Investigational Agreement “) and the Supply and Distribution Agreement: Commercial Phase (the “Commercial Agreement”), each dated as of December 21, 2005. These agreements relate to the approval and distribution in the United States of Omrigam NF, an intravenous immunoglobulin manufactured by the Company, for primary immune deficiency. On the same date, the Company had entered into a related Plasma Supply Agreement (the “DCI Agreement”) with DCI Management Group LLC (“DCI”) to supply plasma to the Company. The Company did not have any material obligation under these agreements until the Letter Agreement amended the terms of the Investigational Agreement.

Under the terms of the Investigational Agreement, as amended by the Letter Agreement, FFF has agreed to take over sponsorship of the active Investigational New Drug Application (“IND”) for Omrigam NF from the Company and to complete a phase 3 clinical trial with Omrigam NF in the United States for the treatment of patients with primary immune deficiency. FFF has agreed to purchase Omrigam NF for use in the clinical trial from the Company at the price specified in the Investigational Agreement. Under certain circumstances, FFF may receive a credit for amounts paid to the Company for purchases of Omrigam NF for use as an investigational drug in the clinical trial. In addition, FFF has agreed to purchase the Omrigam NF produced by the Company from plasma purchased under the DCI Agreement at a specified price, up to a specified maximum in any calendar year. Further, FFF will pay certain amounts to the Company for a limited expansion of its manufacturing capacity for Omrigam NF.

The Investigational Agreement will automatically terminate upon the approval of the biologics license application (“BLA”) for the use of Omrigam NF to treat primary immune deficiency. In addition, among other things, FFF may terminate the Investigational Agreement if (i) out-of-pocket expenses for conducting the clinical trial exceeds an agreed upon amount, (ii) the BLA is not approved by September 1, 2007 due to the fact that the clinical trial has not demonstrated the effectiveness of Omrigam NF, or (iii) the Company has not completed the limited expansion of its facility to enable expanded production of Omrigam NF by an agreed upon date. Further, among other things, either party may terminate if the FDA withdraws the IND or places it on clinical hold.

Under the terms of the Commercial Agreement, upon FDA approval of the BLA to market Omrigam NF in the United States, FFF will become the exclusive marketing agent and authorized distributor for Omrigam NF in the United States for five years. Under the terms of the Commercial Agreement, the Company agreed to sell and FFF agreed to purchase Omrigam NF produced by the Company from plasma purchased under the DCI Agreement at a specified price, up to specified maximum in any calendar year, unless the Company has obtained FFF’s prior written agreement to purchase any additional Omrigam NF. In addition, among other things, FFF may terminate the Commercial Agreement upon 60 days notice subject to certain payments and if the BLA is suspended or revoked.

FFF has also agreed that if the Investigational Agreement or the Commercial Agreement is terminated in connection with certain events, the Company and FFF will share any loss incurred or profit realized by the Company under the DCI Agreement equally, up to a specified amount. In addition, in other circumstances, FFF would be responsible for any amounts the Company is obliged to purchase under the DCI Agreement.

The Company entered into the five year DCI Agreement to obtain plasma meeting certain specifications for the manufacture of Omrigam NF under the Investigational Agreement and Commercial Agreement. Under the DCI Agreement, DCI agreed to supply and the Company agreed to purchase a minimum amount of plasma annually, which amount is adjusted annually within a specified range, at agreed upon prices. In addition, among other things, the Company may terminate this agreement if regulatory action prevents the Company from manufacturing or distributing Omrigam NF in the United States.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omrix Biopharmaceuticals, Inc.
Date: August 15, 2006	By:	/s/ Michael Burshtine
		Name:	Michael Burshtine
		Title:	Senior Vice President and Chief Financial Officer